FORM S-8
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            VSI HOLDINGS, INC.
           __________________________________________________
           (Exact name of issuer as specified in its charter)

            Georgia                          22-2135522
_______________________________           ________________
(State or other jurisdiction of           (I.R.S. Employee
 incorporation or organization)          Identification No.)

2100 N. Woodward Ave., West 201, Bloomfield Hills, Michigan 48304-2262
_______________________________________________________________________
          (Address of Principal Executive Offices)  (Zip Code)

         VSI Holdings, Inc. 1997 Employee Stock Purchase Program
         _______________________________________________________
                       (Full title of the plan)

                            Thomas W. Marquis
2100 N. Woodward Ave., West 201, Bloomfield Hills, Michigan 48304-2262
_______________________________________________________________________
                 (Name and address of agent for service)

     with a copy to:       Michael A. Kilgore, P.C.
                           717 Channing Drive, N.W.
                           Atlanta, Georgia  30318

                             (248) 644-0500
     _____________________________________________________________
     (Telephone number, including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE

 Title of        1          Proposed            2
securities     Amount        maximum     Proposed maximum   Amount of
  to be        to be      offering price     aggregate     registration
registered   registered     per unit      offering price       fee
__________   __________   ______________ ________________  ____________
Common Stock   500,000        $4.875         $2,472,949      $687.48
$.01 par        shares


________________
1. This Registration Statement also covers any additional shares that hereafter may be awarded as a result of the adjustment and anti-dilution provisions of the VSI Holdings, Inc. 1997 Employee Stock Purchase Program.

2. In accordance with Rule 457(c) and (h), computed with respect to 30,868 shares of Common Stock sold for an aggregate of $185,930, and 469,132 shares at $4.875 (closing price of the Common Stock on April 29, 1999) or an aggregate of $2,287,019.
                          VSI HOLDINGS, INC.
             500,000 Shares of Common Stock $.01 Par Value
           Issuable Pursuant to the 1997 VSI Holdings, Inc.
                   Employee Stock Purchase Program

     VSI Holdings, Inc., a Georgia corporation (the "Company"), whose address is 2100 N. Woodward Avenue, West 201, Bloomfield Hills, Michigan 48304-2263 and whose telephone number is (248) 644-0500, has adopted its 1997 Employee Stock Purchase Program (the "ESP Program") under which up to 500,000 shares of the Company's $.01 par value Common Stock (the "Common Stock") may be purchased by full-time employees of the Company.

     This Prospectus may be used only in connection with offers and sales by the Company of shares of Common Stock under the ESP Program. It is not available to any person to use for any reoffer or resale of Common Stock purchased pursuant to the ESP Program.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     No person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus; and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any state in which such offer or solicitation may not lawfully be made.


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports, proxy and information statements, and other information filed by the Company can be inspected at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Upon the written or oral request, a copy of any and all of the documents referred to under the heading "Information Incorporated by Reference" in this Prospectus and the Company's latest annual report to shareholders will be provided. Such request should be made to Thomas
W. Marquis, Secretary of the Company, whose address is 2100 N. Woodward Avenue, West 201, Bloomfield Hills, Michigan 48304-2262 and telephone number is (248) 644-0500.


          The date of this Prospectus is April 23, 1999.


                          TABLE OF CONTENTS

                                                             Page

The Company....................................................  3

Description of the ESP Program.................................  3

   Purpose and Adoption........................................  3

   How the ESP Program Works...................................  3

   Administration..............................................  4

   Shares Subject to ESP Program...............................  4

   Eligibility.................................................  5

   Prospectus Updating.........................................  5

   Corporate Recapitalization and Reorganization...............  5

   Termination and Amendment of ESP Program....................  5

   Federal Income Tax Consequences.............................  5

ERISA..........................................................  6

Restrictions on Resale.........................................  6

Description of Capital Stock...................................  6

Indemnification of Directors and Officers......................  7

Information Incorporated by Reference..........................  8


















                                  -2-
                             THE COMPANY

     VSI Holdings, Inc. is a holding company for subsidiaries which provide (i) training and educational services, telemarketing, data base management, Internet web site development, direct response and direct customer service, (ii) integrated logistic services to automotive industry clients, and (iii) animated robotic figures to the retail, entertainment and casino industries. The Company's address is 2100 North Woodward Avenue, West 201, Bloomfield Hills, Michigan 48304-2263, and its telephone number is (248) 644-0500.

                    DESCRIPTION OF THE ESP PROGRAM

     The following paragraphs provide a brief summary of the background and purpose of the ESP Program, the eligibility provisions of the ESP Program, and the operation of the ESP Program. A complete copy of the ESP Program is an exhibit to the Registration Statement of which this Prospectus is a part, and the description contained herein of the ESP Program is qualified in its entirety by reference to the ESP Program itself.

PURPOSE AND ADOPTION

     The ESP Program is intended to advance the interests of the Company by encouraging ownership of the Common Stock by full-time employees of the Company and its subsidiaries. Such persons will acquire a proprietary interest in the Company and an increased personal interest in the Company's success by virtue of their ability as shareholders to participate in the Company's growth and earnings. Further, by participating in the ESP Program, purchasers will provide the Company a new source of equity capital. Participation in the ESP Program is voluntary.

     On January 21, 1998, the Company's Board of Directors (the "Board") ratified the earlier implementation by the President of the Company, effective upon shareholders' approval, of the ESP Program, and designated its Compensation and Stock Option Committee (the "Committee") to administer the ESP Program. Shareholders ratified the ESP Program, and any shares issuable thereunder, at their April 8, 1998 annual meeting, and amended the ESP Program on April 20, 1999 to permit shares to be issued to 401(k) accounts of Company employees. To date, employees have purchased 30,868 shares of Common Stock for $185,930, or an average of $6.0234 per share.

HOW THE ESP PROGRAM WORKS

     The ESP Program provides for a series of weekly subscription periods during which eligible persons may subscribe to buy shares of Common Stock. The subscription price is the closing market price of the Common Stock on the Thursday prior to the advent of the Friday morning subscription period. The ESP Program provides that subscriptions must be paid for in cash, by check and/or payroll

                                  -3-
deduction, and defines the terms and conditions of any deferred payment opportunity. The amounts deducted through payroll deductions are applied to the purchase at the specified price of the subscribed shares. The Committee would determine, or authorize an officer to determine, if the subscriber fails to complete the agreed-to purchase of shares, whether the Company would rescind the entire subscription and return all payroll-deducted funds, or to partially accept the subscription to the extent that payroll-deducted funds are available.

     Purchasers incur no brokerage commissions or service charges under the ESP Program for shares purchased, which are deposited into purchasers' separate accounts at a brokerage company designated by the Company. Purchasers will, however, incur brokerage costs on sales of shares purchased under the ESP Program (or transactions for shares of any other entity), and will be responsible for any periodic maintenance charges on the account.

ADMINISTRATION

     The Board has determined that the ESP Program shall be administered by the Committee which shall consist of not less than three directors of the Company as appointed by the Board. The present members of the Committee are:

     Thomas W. Marquis             Martin S. Suchik
     2100 North Woodward West      3986 Powers Ferry Road, N.W.
     Suite 201                     Atlanta, GA  30342
     Bloomfield Hills, MI  48304

     Jerry L. Barton               Dr. Kenneth L. Bernhardt
     1660 Brandon Hall Dr.         Georgia State University
     Dunwoody, GA  30350           University Plaza
                                   Atlanta, GA  30303

     The Committee has complete power and authority to make rules for administration of the ESP Program and any required determinations and interpretations under the ESP Program; subject to the provisions of the ESP Program and to policies determined by the Board, the Committee's determinations and interpretations will be final.

SHARES SUBJECT TO ESP PROGRAM

     The ESP Program provides for the issuance of up to 500,000 shares of Common Stock pursuant to its terms, of which 30,868 have been issued to date. Periodically, the Company will issue a block of shares to the brokerage company which will host the accounts of subsequent purchasers into which purchased shares will be deposited; the remaining shares under the ESP Program will be authorized but unissued shares. The number of shares of the Common Stock available under the ESP Program are subject to appropriate adjustment by the Committee to prevent dilution in the event of the subdivision or consolidation of shares, a


                                  -4-
stock dividend, or certain other events. Any shares of Common Stock purchased but not paid for will be restored to the number of shares available for issuance under the ESP Program.

ELIGIBILITY

     Shares of Common Stock may be purchased under the ESP Program only by full-time employees of the Company and its subsidiaries. Eligible persons include salaried and hourly employees of the Company or any of its subsidiaries.

PROSPECTUS UPDATING

     It is the Company's intention to update this Prospectus from time to time to reflect changes in the ESP Program. Such changes will be made by an appendix which will be distributed to option holders when issued in lieu of a completely revised Prospectus.

CORPORATE RECAPITALIZATION AND REORGANIZATION

     The ESP Program makes no provision for a change of outstanding shares in the event of a recapitalization, reorganization, stock dividend or similar event, but the Committee has the power at that time, but not the obligation, to make a reasonable adjustment.

TERMINATION AND AMENDMENT OF ESP PROGRAM

     The ESP Program has no specified termination date and may be suspended from time to time, but in the event of termination or suspension of the ESP Program, an employee shall still be obligated to pay any remaining amount due on shares issued to him. The Board may, without shareholder approval, terminate, suspend or amend the ESP Program at any time or from time to time; however, the Board may not, without shareholder approval, amend the ESP Program to increase the maximum number of shares which may be sold.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of current federal income tax rules relating to the purchase of shares.

     The purchase of shares under the ESP Program is not taxable to the employee. If an employee sells, exchanges or otherwise disposes of shares of Common Stock acquired under the ESP Program, the employee will have gain or loss equal to the difference between the amount realized and his or her basis in the shares. An employee's basis in the shares of Common Stock generally will be equal to the purchase price of the shares. Any gain or loss recognized on such a sale or exchange of shares acquired under the ESP Program will be treated as long-term or short-term capital gain or capital loss, depending on the period of time the shares are held by the employee. Long-term capital gain treatment is applicable where the shares have been held for more than 12 months.
                                  -5-
     The above summary is based upon an interpretation of present federal income tax laws and regulations as of the date hereof. This summary is not intended to cover all aspects of federal law or any state or local tax law or any state or local tax law which may be applicable to the ESP Program.

                                ERISA

     The ESP Program is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

                        RESTRICTIONS ON RESALE

     The ESP Program contains no provisions restricting the resale of shares of Common Stock acquired by participants under the ESP Program (except by "affiliates" as discussed below). Notwithstanding the Registration Statement on Form S-8 of which this Prospectus is a part, should the Common Stock issued pursuant to the ESP Program not be registered under the Securities Act of 1933, as amended (the "1933 Act"), then the Company at the time of exercise will require an investment representation in a form acceptable to the Company and its counsel and will place a restrictive legend on the Common Stock certificate.

     Restrictions on resale are imposed upon all persons who may be deemed to be "affiliates" (as such term is defined by rules of the Securities and Exchange Commission) of the Company. The most probable method of resale available to affiliates is an unregistered resale in a broker's transaction that satisfies all of the applicable conditions of Rule 144 of the 1933 Act. Persons who are not affiliates of the Company should generally be able to resell shares of Common Stock acquired upon exercise of options without federal securities laws restrictions pursuant to an exemption from the registration provisions of the 1933 Act.

                     DESCRIPTION OF CAPITAL STOCK

     Holders of Common Stock are entitled to dividends when and as declared by the Board out of funds legally available therefore. Voting rights are vested in the holders of the Common Stock which is entitled to one vote per share. The holders of Common Stock do not have cumulative voting rights, which means that the holders of shares having more than 50% of the total votes represented at a meeting voting for the election of directors can elect all of the directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any person to the Board.

     Upon liquidation, all shares of Common Stock participate ratably in the net assets available for distribution after payment of all liabilities. The holders of Common Stock have no preemptive, conversion, or redemption rights. All outstanding shares of Common Stock are fully paid and nonassessable and the additional shares of

                                  -6-
Common Stock offered hereby, when delivered against payment therefore as provided in the ESP Program, will be fully paid and nonassessable. The above summary is not intended to cover all aspects of federal, Georgia or other state or local law which may be applicable to the ESP Program, or the Articles of Incorporation and the By-Laws of the Company and any other documents governing the legal affairs of the Company.

              INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VIII of the Company's Articles of Incorporation, together with Article IX, Section 8 of the Company's By-Laws authorizes, under certain circumstances, indemnification of directors and officers of the Company for liability and expense incurred by them in connection with civil, criminal or administrative claims or proceedings in which they may become involved by reason of their having been a director, officer, agent or employee of the Company or having served in a similar capacity or as a partner or trustee with another entity at the Company's request.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.



























                                  -7-
                 INFORMATION INCORPORATED BY REFERENCE

     The following documents are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

     (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

     (c) The description of the Company's Common Stock with the Form 8-A, filed on or about March 30, 1994, which registered (No. 1-12942) the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended.

In addition, all documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.






























                                  -8-
                               PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference. See Prospectus section titled "Information Incorporated by Reference".

Item 4. Description of Securities. The Common Stock is registered under Section 12(b) of the Securities
          Exchange Act of 1934.  See Prospectus section titled
          "Description of Capital Stock".

Item 5. Interests of Named Experts and Counsel. Michael A. Kilgore, the President of Michael A. Kilgore, P.C. which is counsel to the Company, individually owns 14,300 shares of Common Stock and is the assignee of a non-qualified stock option for 15,000 shares of Common Stock exercisable at $.50 per share expiring in January 2001.

Item 6.   Indemnification of Directors and Officers.  See
          Prospectus section titled "Indemnification of Directors and Officers".

Item 7.   Exemption from Registration Claimed.  Not applicable.

Item 8. Exhibits. The following exhibits are filed as part of this Registration Statement unless otherwise noted:

          4.1  VSI Holdings, Inc. 1997 Employee Stock Purchase
               Program.

          5.1 Opinion of Michael A. Kilgore, P.C. as to the legality of the securities being registered.

          24.1  Consent of Plante & Moran, LLP.

          24.2  Consent of Michael A. Kilgore, P.C. (included with
                Exhibit 5.1).

Item 9.   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement


                                II-1
          (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information to

                                  II-2
          be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

























                                 II-3
                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on this 20th day of April, 1999.

                                   VSI HOLDINGS, INC.


                                   By:/s/ Steve Toth, Jr.
                                      __________________________
                                      Steve Toth, Jr., President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


/s/ Steve Toth, Jr.                     April 20, 1999
________________________________
Steve Toth, Jr., Chairman of the
Board of Directors and President
(Chief Executive Officer)

/s/ Thomas W. Marquis                   April 20, 1999
________________________________
Thomas W. Marquis, Treasurer and
Director (Chief Accounting and
Financial Officer)

/s/ Martin S. Suchik                   April 20, 1999
________________________________
Martin S. Suchik, Executive Vice
President and Director

/s/ Terry Sparks                        April 20, 1999
________________________________
Terry Sparks, Director

________________________________
Jerry L. Barton, Director

________________________________
Kenneth L. Bernhardt, Director

________________________________
Robert F. Sui, Director


                                  II-4
                                                  EXHIBIT 5.1/24.2

                      717 Channing Drive, N.W.
                    Atlanta, Georgia  30318-2504
                           (404) 351-7766

                           April 20, 1999


VSI Holdings, Inc.
2100 N. Woodward Avenue, West 201
Bloomfield Hills, Michigan  48304-2262

Gentlemen:

     This opinion is being delivered in connection with the filing by VSI Holdings, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 with respect to 500,000 shares of the Company's $.01 par value Common Stock (the "Common Stock") issuable in connection with the Company's 1997 Employee Stock Purchase Program (the "Program").

     As counsel for the Company, we have examined the relevant corporate documents, as well as the relevant state statutes and federal law, incident to the giving of this opinion, and we are generally familiar with the affairs of the Company.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock reserved for issuance in connection with the Program, when issued as provided by the Program, will be duly and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

                                     Very truly yours,



                                     MICHAEL A. KILGORE, P.C.
                                 By: Michael A. Kilgore, President












                                                     EXHIBIT 4.1

VSI HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN
October 7, 1997

Visual Services has made arrangements with Merrill Lynch for you, at your option, to purchase VSI Holdings Stock without a brokerage commission.

The following outlines the procedures for purchase:

1. Obtain forms from Nancy Osey to open your CBA Account with Merrill Lynch, return to same.

2. Purchases may be made on Fridays from 9am - 12 pm. You may, of course, purchase stock on the open market through any brokerage at any time. (the arrangement with Merrill Lynch was made to save you the commission on your VSI Holdings Stock purchase, but you are not obligated to use them.)

3. Purchase price will be the price of the stock closed at on Thursday.

4. Payment options are as follows:

   a. You may pay for your purchase by personal check, cashier's check or money order, or

   b. If you are a full time employee, you may purchase through payroll deductions.

   c. This is subject to a minimum purchase of 50 shares.

   d. Deductions may be made over 6 checks for a salaried employee and 12 checks for an hourly employee.

   e. You will need to sign a payroll deduction authorization form.

5. To sell your stock, you will deal directly with Merrill Lynch and pay the appropriate commission or brokerage charge for this service.

This program may be cancelled or amended at any time without prior notice.











                                                     EXHIBIT 24.1






We consent to the incorporation by reference in the VSI Holdings, Inc. Registration Statement (Form S-8) pertaining to the VSI Holdings 1997 Employee Stock Purchase Program of our report dated December 7, 1998, with respect to the consolidated financial statements of VSI Holdings, Inc. included in its Annual Report on Form 10-K for the year ended September 30, 1998, filed with the Securities and Exchange Commission.


                      /s/Plante & Moran, LLP
                         PLANTE & MORAN, LLP



Ann Arbor, Michigan
April 20, 1999